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                                                                    WARRANTECH CORPORATION AND SUBSIDIARIES
                                                                                   EXHIBIT 11
                                                                STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                                                                                  (UNAUDITED)



                                                For the Six Months Ended                For the Three Months Ended
                                                     September 30,                               September 30,
                                          ----------------- -- -------------------     ----------------- -- ----------------
                                                 1997                  1996                   1997                1996
                                          -----------------    -------------------     ----------------     -----------------
Earnings:
   Net income                             $    2,896,884       $     3,434,315         $    1,569,680       $     1,315,080
                                          =================    ===================     =================    ================

Weighted average shares outstanding:

Primary:

   Common shares                              13,190,402            12,989,181             13,204,446            12,989,181

   Assumed exercise of stock options           2,357,692             1,525,074              2,362,830             1,729,124
   Assumed conversion of preferred stock           -                      -                     -                    -
                                          =================    ===================     =================    ================
                                              15,548,094            14,514,255             15,567,276            14,718,305
                                          =================    ===================     =================    ================

Fully diluted:

   Common shares                              13,190,402            12,989,181             13,204,446            12,989,181
   Assumed exercise of stock options           2,515,274             2,372,597              2,512,868             2,372,597
   Assumed conversion of preferred stock           -                     -                       -                   -
                                          =================    ===================     =================    ================
                                              15,705,676            15,361,778             15,717,314            15,361,778
                                          =================    ===================     =================    ================
Earnings Per Common Share:

Primary:
   Net income                                    $.19                  $.24                   $.10                $.09
                                          =================    ===================     =================    ================

Fully diluted
   Net income                                    $.18                  $.22                   $.10                $.09
                                          =================    ===================     =================    ================

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